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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                      Contact:    James C. Hunt, Senior Vice President and
                                      Chief Financial Officer
                                  Ken R. Bramlett, Jr., Senior Vice President
                                       and General Counsel


                        PERSONNEL GROUP OF AMERICA, INC.
                      ANNOUNCES PLANS TO SELL NURSEFINDERS

         CHARLOTTE, NC (November 17, 1997) - Personnel Group of America, Inc. (NYSE:PGA), a leading information technology and personnel staffing services company headquartered in Charlotte, today announced that it has signed a definitive agreement to sell its Nursefinders business to an investment group led by Atlantic Medical Capital, L.P. and CIBC Capital Partners for $65.25 million. The transaction is subject to standard closing conditions, and is expected to close before the end of the year.

         Nursefinders is a leading provider of home health care and supplemental staffing services and related products. Nursefinders offers a comprehensive program of home care services, including nursing, infusion therapies, medical equipment and disease management programs, designed to address the needs of managed care companies and Medicare, Medicaid and other payors. Through its nationwide network of 98 company-operated, franchised and licensed offices, Nursefinders generated revenues of $122.9 million and $100.1 million in 1996 and the first nine months of 1997, respectively, and EBITDA of $8.4 million and $7.4 million for such respective periods. At September 28, 1997, Nursefinders had total assets and working capital of $73.2 million and $16.7 million, respectively.

         PGA Chairman and Chief Executive Officer Edward P. Drudge, Jr., said, "We are very pleased with our pending transaction with Atlantic Medical and CIBC Capital, and believe that our agreement to sell Nursefinders allows PGA to accomplish two very important objectives. As we have previously stated, PGA is strategically committed to prioritizing growth in our information technology services and commercial staffing divisions, and the sale of Nursefinders will unlock substantial economic and management resources that we can commit at higher returns to those sectors. We continue to believe that the reallocation of resources from the health care sector into the information technology and commercial staffing areas is a good move for our shareholders, and that it will enable us to accelerate our growth rate and maximize total company returns.

         "Additionally, the alignment of Nursefinders with firms truly committed to health care, such as Atlantic Medical and CIBC Capital, should provide growth and career development opportunities for Nursefinders and its people that simply do not exist under PGA's ownership. Atlantic Medical's founder, Dr. Michael J. Sinclair, has been in the home health care and related businesses for over 20 years and is committed to working toward a dramatic expansion of the Nursefinders branch network. Under the leadership of Dr. Sinclair and his team, we are excited about Nursefinders' prospects going forward and about the opportunities his vision will create for Nursefinders' management and employees.

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         "In 1995, the year PGA went public, Nursefinders contributed 43% of our revenues, and PGA had no information technology services business. We made a strategic decision to enter the IT services sector in early 1996 and since then have developed a $300 million IT services business, which, including Nursefinders, now represents approximately 43% of our total revenues on a pro forma basis. Upon completion of our pending Nursefinders transaction, we will have been successful in transforming PGA's focus and strategic direction, as IT services will then represent almost 54% of our total revenues and nearly 70% of operating profits on a pro forma basis. Going forward, with the strong platforms we have already established in IT services and commercial staffing and the resources provided from the sale of Nursefinders, we would expect to accelerate our progress towards the goals we set for PGA in our FOCUS 2000 -Bold Growth Aspiration plan."

         Personnel Group of America, Inc. is a diversified staffing services company providing a full range of information technology staffing and consulting services, commercial staffing services and health care staffing services. The Company operates through 209 offices in 37 states and the District of Columbia. PGA's Information Technology Division is comprised of 10 companies; the Commercial Staffing Division is comprised of 16 companies; and the Health Care Services Division continues to operate exclusively under the Nursefinders brand.

         Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or condition of the Company are fluctuations in the economy, the degree and nature of competition and the demand for the Company's services, changes in laws and regulations affecting the Company's business, the Company's inability at any time to complete acquisitions and integrate the operations of acquired business, to recruit and place temporary professionals, to expand into new markets, and to maintain profit margins in the face of pricing pressures, and numerous other factors discussed in PGA's filings with the Securities and Exchange Commission.


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